Exhibit 99.1

November 19, 2014

Mr. Philip L. Frederickson

Chairman of the Conflicts Committee of the Board of Directors

of Access Midstream Partners GP, L.L.C., the general partner of

Access Midstream Partners, L.P.

525 Central Park Drive

Oklahoma City, OK 73105

We hereby consent to (i) the inclusion of our opinion letter, dated October 24, 2014, to the Conflicts Committee of the Board of Directors of Access Midstream Partners GP, L.L.C. as Annex C to the proxy statement/prospectus included in the Registration Statement on Form S-4, as amended from time to time, of Access Midstream Partners, L.P. (“ACMP”) (the “Registration Statement”) relating to the proposed merger of Williams Partners L.P. (“Williams Partners”) with and into a wholly-owned subsidiary of ACMP and (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary – Opinion of Financial Advisor to the ACMP Conflicts Committee”, “The Merger – Background of the Merger”, “The Merger – Unaudited Financial Projections of Williams Partners and ACMP”, “The Merger – Reasons for the ACMP Conflicts Committee’s Recommendation”, “The Merger – Opinion of the Financial Advisor to the ACMP Conflicts Committee” and “Part II Information Not Required in Prospectus – Item 21. Exhibits and Financial Statement Schedules.” of the proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any other registration statement, proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

EVERCORE GROUP L.L.C.

By:	/s/ Robert A. Pacha
Robert A. Pacha
Senior Managing Director

Houston, Texas

November 19, 2014